                                                         FREE WRITING PROSPECTUS
                                                      FILED PURSUANT TO RULE 433
                                          REGISTRATION STATEMENT NO.: 333-132746

Sent: Wednesday, November 08, 2006 1:29 PM
Subject: CGCMT 06-C5 *LOAN UPDATE*

Loan ID No. 79 (Winchester & Payne) identified on Annex A-1 to the October 30
FWP, with a balance as of the cut-off date of $6,775,000.00 (representing
0.3% of the initial pool balance and 0.4% of the initial loan group 1 balance as of the October 30 FWP), the first payment date for this mortgage loan, represented as 12/1/06 in the October 30 FWP, has changed to the payment date in
January 2007. The related mortgage loan seller will deposit an amount for the benefit of the trust equal to one month's interest on that mortgage loan.

********************************************************************************

--------------------------------------------------------------------------------
The issuer has filed a registration statement (including a prospectus) with the
SEC (SEC File No. 333-132746) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling
1-877-858-5407 or by emailing Citigroup-DCM-Prospectus@citigroup.com.
--------------------------------------------------------------------------------
Any legends, disclaimers or other notices or language that may appear in the text of, at the bottom of, or attached to, an email communication to which this material may have been attached, that are substantially similar to or in the nature of the following disclaimers, statements or language, are not applicable to these materials and should be disregarded:

* disclaimers regarding accuracy or completeness of the information contained herein or restrictions as to reliance on the information contained herein by investors;

* disclaimers of responsibility or liability;

* statements requiring investors to read or acknowledge that they have read or understand the registration statement or any disclaimers or legends;

* language indicating that this communication is neither a prospectus nor an offer to sell or a solicitation or an offer to buy;

* statements that this information is privileged, confidential or otherwise restricted as to use or reliance; and

* a legend that information contained in these materials will be superseded or changed by the final prospectus, if the final prospectus is not delivered until after the date of the contract for sale.

Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via the e-mail system pursuant to which this communication is being transmitted.